CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated October 23, 2025, with respect to the financial statements of Allspring Broad Market Core Bond ETF and Allspring Core Plus ETF, two of the funds comprising Allspring Exchange-Traded Funds Trust, as of August 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 19, 2025